Exhibit 12.1

Digital Realty Trust, Inc.

Statement of Computation of Ratios (1)

	Year ended December 31,					The Company and the Predecessor (2)
	2008	2007		2006	2005	2004
Income (loss) from continuing operations before noncontrolling interests	$67,918	$22,546		$24,890	$24,460	$(5,340)
Interest expense	63,621	67,054		50,598	35,381	21,768
Interest within rental expense	2,619	1,971		680	147	113
Noncontrolling interests in consolidated joint ventures	(335)	—		—	—		(6)

Earnings available to cover fixed charges	$133,823	$91,571		$76,168	$59,988	$16,535
Fixed charges:
Interest expense	$63,621	$67,054		$50,598	$35,381	$21,768
Interest within rental expense (3)	2,619	1,971		680	147	113
Capitalized interest	18,351	12,264		4,028	279	—

	84,591	81,289		55,306	35,807	21,881
Preferred stock dividends	38,564	19,330		13,780	10,014	—

Fixed charges and preferred stock dividends	$123,155	$100,619		$69,086	$45,821	$21,881
Ratio of earnings to fixed charges	1.58	1.13		1.38	1.68	—	(5)
Ratio of earnings to fixed charges and preferred stock dividends	1.09	—	(4)	1.10	1.31	—

(1)	All numbers presented in this exhibit exclude 7979 East Tufts Avenue (sold July 2006), 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) contributed to the Company in connection with the IPO in November 2004, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.
(3)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(4)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9,048.
(5)	For the year ended December 31, 2004, earnings were insufficient to cover fixed charges by $5,346.